SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made as of March 21, 2012 by and between Kevin M. Piltz, a Connecticut resident ("Employee"), and MModal MQ Inc. (f/k/a MedQuist Inc.) (the "Company"), a New Jersey corporation, having its principal office at 9009 Carothers Parkway, Suite C-2, Franklin, TN 37067.

The Company and the Employee, each acting of their own free will and intending to be legally and irrevocably bound, here by mutually agree as follows:

1.    For purposes of this Agreement, the following terms shall have the meanings given to them below:

"Claims" shall mean any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, matured or unmatured, which Employee may now have or ever had against the Company.

“Competitor” shall mean any person, firm, company or organization engaged in providing medical transcription software technology and/or services.

“Company Group” means the Company and its parents, subsidiaries and affiliates.

“Confidential Information” shall mean information regarding any member of the Company Group, its past, current or future plans, employees, customers, services, programs and products which is disclosed to or becomes known by Employee as a result of Employee’s employment by the Company, and is not generally known by the public.

“Customer” shall mean any client or customer or prospective client or prospective customer who is/are contacted, solicited and/or serviced, in any manner, by Employee and/or by any other employee of the Company within the one (1) year prior to the Employee’s termination of employment.

2.    Employee and the Company have mutually agreed that Employee's employment with the Company shall be terminated effective as of the close of business on July 1, 2012, at which time the Employment Letter Agreement by and between the Company and Employee dated May 18, 2009 (the “Employment Letter Agreement”), shall terminate, except as may be required by operation of law. The parties agree that Employee shall have the right to terminate his employment with the Company, by notifying the Company in writing, at any time after June 1, 2012 and prior to July 1, 2012, and Employee shall be entitled to receive employee salary and benefits through the date of such termination of employment and all of the rights and benefits set forth in paragraph 3 following the date of such termination of employment. In the event that the Company notifies Employee in writing of the Company’s intent to have employee cease the performance of his duties at any time prior to July 1, 2012, the Company shall be obligated to continue to provide Employee with employee salary and benefits through July 1, 2012, and following July 1, 2012, Employee shall entitled to all of the rights and benefits set forth in paragraph 3. If the parties mutually agree in writing, Employee’s date of termination of employment may be moved back to, but not beyond, July 31, 2012, in which event the Company shall be obligated to continue to provide Employee with employee salary and benefits through the date of such termination of employment, and Employee shall entitled to receive all of the rights and benefits set forth in paragraph 3 following the date of such termination of employment. The effective date of the termination of Employee’s employment with the Company in accordance with this paragraph 2 shall be referred to herein as the “Departure Date.” In addition, in accordance with the Restricted Stock Award Agreement dated July 11, 2011 by and between MedQuist Holdings Inc. and Employee (the “Restricted Stock Award Agreement”), Employee’s termination of employment is deemed to be without Cause, thereby resulting in any unvested shares covered by the Restricted Stock Award Agreement becoming vested and non-forfeitable as of the close of business on the Departure Date.

3.    Separation Benefits. Employee shall receive (i) payment of accrued and unpaid salary through the Departure Date, (ii) payment for any expense reimbursement submissions outstanding or promptly submitted following the Departure Date, which are documented and for expenses reimbursable pursuant to the Company’s expense reimbursement policy and (iii) payment for any unused vacation time that has accrued in the period January 1, 2012 through the Departure Date.

In consideration of (a) Employee's execution of this Agreement, (b) this Agreement becoming effective no later than 45 days following the date hereof and (c) Employee’s execution and delivery to the Company, and the expiration of all applicable statutory revocation periods, by the 30th day following the Departure Date, of a general release of claims against the Company and its affiliates in a form attached hereto as Exhibit A(the “Release”), the Company shall pay or provide to the Employee the following consideration:

(i)	in installments as per the Company’s regularly scheduled payroll cycle, less all applicable taxes and withholdings: $280,000.00 which constitutes Fifty Two (52) weeks of Employee’s base salary;

(ii)
reimbursement of the employer contribution portion of the applicable monthly COBRA premium for employee’s medical benefits plan coverage following the Departure Date until the earlier to occur of the end of monthly COBRA coverage period for the twelfth month following the Departure Date or the date on which employee is eligible for coverage under a plan maintained by a new employer or enrolls for coverage under a plan maintained by his spouse’s employer, at the coverage level in effect at the Departure Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if Employee had continued in employment during such period; provided, in any case, that the COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the foregoing period.  The Company’s reimbursement obligation under this subparagraph is limited to and conditioned upon employee’s (1) timely election of COBRA coverage, (2) timely payment of the full, applicable monthly COBRA premiums, and (3) prompt remittance to the Company of written proof demonstrating payment by employee of the full, applicable monthly COBRA premium.  Employee shall notify the Company immediately upon becoming eligible for coverage under a plan maintained by a new employer or his spouse’s employer.  Notwithstanding any other provisions of this subparagraph, the Company’s obligation to reimburse employee shall cease upon termination of employee’s COBRA coverage for any reason, if not sooner; and

(iii)	a three (3) month Management Career Service Program through Right Management Consultants.
The payments and benefits described in this paragraph 3 will begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. The reimbursement payable pursuant to clause (ii) shall be paid by the Company to Employee on a monthly basis no later than thirty (30) days after Employee makes his COBRA premium payment for such month.
4.    In consideration of the Company's payment obligations set forth in paragraph 3 above, Employee, on his own behalf and together with his heirs, assigns, executors, agents and representatives, hereby generally waives, releases and discharges the Company, its parent companies, subsidiaries, affiliates, shareholders, predecessors and assigns, and each and every of their officers, directors, shareholders, employees and agents and the heirs and executors of same (each in their respective capacity as such and individually) (hereinafter, collectively,

“Releasees”)from any and all Claims which Employee ever had or now has against each or any of the Releasees, including, without limitation, any Claims related to Employee’s employment or separation from employment.

This release specifically includes, without limitation, any and all Claims for: (i) wages and benefits (including without limitation salary, stock, stock options, commissions, royalties, license fees, health and welfare benefits, paid time off, vacation pay, personal time and bonuses); (ii) wrongful discharge and breach of contract (whether express or implied), and implied covenants of good faith and fair dealing; (iii) alleged retaliation and employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability, handicap and/or other protected status, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including, but not limited to, Claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000 et seq.), the Civil Rights Act of 1866 (42 U.S.C. 1981), the Americans with Disabilities Act (42 U.S.C. 12101 et seq.), and any similar act under applicable state laws; (iv) under any federal or state statute relating to employment and/or employee benefits or pensions; (v) in tort (including, but not limited to, any Claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress and negligence); (vi) attorney's fees and costs; and (vii) age discrimination or other Claims under the Age Discrimination in Employment Act, as amended (29 U.S.C. 621 et seq.) (the “ADEA”), the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, as amended (29 U.S.C. 701 et seq.) or any similar act under applicable state laws, rules and regulations; provided, however, that the above release and waiver of Claims shall not apply to any rights or Claims that are non-waivable as a matter of law.

Employee represents, warrants and covenants that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims against any Releasee or any portion thereof or interest therein.

Employee acknowledges and agrees that, should any governmental agency or other third party pursue any actions or Claims on Employee’s behalf, Employee waives any and all rights to recovery or monetary award from such actions or proceedings, except to the extent, if any, that such waiver is prohibited by law.

5.    Employee understands that this Agreement extends to all Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, matured or unmatured, and that this constitutes an essential term of this Agreement.

6.    Employee understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, demands, obligations, and causes of action, if any, as well as those relating to any other Claims, demands, obligations or causes of action referred to in paragraph 4 above.

7.    All remedies at law or in equity shall be available for the enforcement of this Agreement. This Agreement may be pleaded as a full and complete bar to the enforcement of any Claim which Employee may have against the Releasees. If Employee violates this Agreement, in addition to all other legal and equitable remedies available to the Company and/or Releasees, Employee shall pay the reasonable attorneys' fees and expenses incurred by the Company and/or Releasees in connection with enforcement of this Agreement. In addition, Employee’s violation of the terms of this Agreement shall automatically result in immediate termination of the Company's obligation to make payment(s) under paragraph 3 of this Agreement. Nothing in this paragraph 7 is intended to conflict with the provisions of the ADEA or the Older Workers Benefit Protection Act.

8.    It is further understood and agreed that neither the execution of this Agreement by the Company, nor the terms hereof, constitute an admission by the Company or Employee of liability with respect to any possible Claim which was or could have been made by Employee or Company. In addition, Employee shall hereinafter disclose or reveal any allegations of Claims made against the Company or any Releasee prior to the date hereof.

9.    Neither the Company nor Employee shall disclose or publicize the terms of this Agreement, directly or indirectly, to any person or entity; provided however, that the terms, amount and/or fact of this Agreement may be disclosed to their respective accountants and attorneys, or to governmental agencies to the extent required by law.

10.    Employee agrees to return to the Company, on or prior to the Departure Date, all property belonging to the Company that has been provided to the Employee and also all property that is in the Employee's possession or control, including, without limitation, computers, computer accessories, cell phones, VOIP phones, telecom equipment and/or other accessories, credit cards, keys or key fobs, files and/or copies or abstracts of any proprietary or confidential information; provided, however, the Company agrees and acknowledges that Employee may keep his Company issued laptop and iPad..

11.    Employee understands that Employee shall be considered an Employee of the Company only through the Departure Date. Except for the payment obligations specifically set forth in paragraph 3 of this Agreement, any other rights Employee shall have as an employee of the Company shall terminate as of the Departure Date.

12.    Employee understands, acknowledges, and agrees that the Company has no obligation whatsoever to reinstate, recall, reemploy, or rehire Employee to any position with the Company. Notwithstanding any other provisions of this Agreement to the contrary, it is further agreed and acknowledged that Employee’s rehire or reemployment by the Company at any time after the Departure Date, shall automatically result in the immediate termination of the Company’s obligation to make payment(s) under paragraph 3 of this Agreement.

13.    The Employee agrees that the Employee will not attempt to disrupt the operations of any member of the Company Group in any manner whatsoever. In particular, but without limitation, the Employee agrees that the Employee shall not:

a.    disparage or defame any member of the Company Group or any employee thereof; or

b.    during or after his/her employment by the Company, disclose any Confidential Information or trade secret information, except as required by the nature of his/her employment by the Company, as expressly authorized in writing by the Company, or required by law;

c.    for a period of two (2) years following termination of his/her employment, directly or indirectly, whether as an employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, solicit any Customer which would result in such Customer terminating their relationship with any member of the Company Group;

d.    for a period of one (1) year following termination of his/her employment, directly or indirectly, whether as an employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or be employed by any Competitor; and

e.    for a period of two (2) years following termination of his/her employment, induce, solicit, or aid in the solicitation of any existing employee, agent, vendor, independent contractor or consultant of any member of the Company Group, to leave or otherwise terminate his/her employment or engagement with any member of the Company Group.

14.    Employee agrees that he/she will cooperate fully with the Company and its counsel with respect to any matter, including, but not limited to, any litigation, investigation, or governmental proceeding or internal Company review, which relates to matters with which Employee was involved during the period in which he/she was employed by the Company, or concerning which the Company reasonably determines Employee may have responsive or relevant information. Such cooperation includes, but is not limited to, full disclosure of all relevant information and truthfully testifying on the Company’s behalf in connection with any such litigation, proceeding, investigation or review. In addition, such cooperation shall include, but shall not be limited to, Employee's making himself/herself reasonably available for interviews by the Company or its counsel, depositions and/or court appearances upon the Company's request. Employee will render such cooperation in a timely manner and at such times and places as may be mutually agreeable to the parties. Upon submission of appropriate documentation, Employee shall be reimbursed by the Company for reasonable travel, lodging, meals, and telecommunications expenses incurred in cooperating with the Company under the terms of this provision. Except as required by operation of law, Employee agrees that he/she will immediately notify the Company if he/she is contacted for an interview or if he/she receives a subpoena in any matter relating in any way to his/her employment with the Company. Employee further agrees that he/she will not initiate any communication with a member of the press regarding his/her employment with the Company and that if he/she is contacted by the press for any such information, he/she will decline comment and refer the person seeking information to the Company.

15.    This Agreement has been presented to Employee on March 21, 2011.Employee understands that the release of Claims being given, as set forth in paragraph 4 of this Agreement, includes a release of Claims arising under the ADEA and is in exchange for consideration of value to which the Employee would not otherwise have been entitled. Employee understands and represents that Employee has been given a period of twenty-one (21) days to review and consider this Agreement. By Employee’s signature below, Employee represents that he/she has read this Agreement and understands its meaning and application and that he/she has been advised to consult an attorney as to the terms of this Agreement. Employee further represents that he/she understands that he/she may accept and return the Agreement to the Company prior to the expiration of this twenty-one (21) day review period, and, if he/she chooses to do so, he/she warrants that he/she used as much of the twenty-one (21) day review period as he/she required and returned the Agreement knowingly and voluntarily and without any pressure or coercion on the part of the Company or any of its representatives. Employee has the right to revoke this Agreement at any time within seven (7) calendar days after Employee has executed it. Notice of revocation must be communicated in writing and received prior to the end of the seven (7) day period by:

Bill Donovan
SVP Human Resources
MModal Inc.
9009 Carothers Parkway, Suite C-2
Franklin, TN 37067

16.    a.    This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall inure to the benefit of and be binding upon their respective parties and their heirs, executors, administrators, successors and assigns.

b.    If any provision of this Agreement or the application of this Agreement is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement which can be given effect without the invalid or unenforceable provision. This Agreement supersedes any and all prior agreements or understandings pertaining to the subject matter thereof, including but not limited to the Employment Letter Agreement. Employee represents and acknowledges that in executing this Agreement, Employee has not relied upon any representation or statement not set forth herein made by the Company or by any of the Company’s agents, representatives, or attorneys.

c.    Neither this Agreement nor any term of this Agreement may be orally changed, waived, discharged, or terminated, except by a signed, written agreement between the Employee and the Company’s authorized representative identified below.

d.    The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principals. Any action relating to this Agreement or its breach shall be brought in the New Jersey Superior Court (Burlington County Vicinage), or in the United States District Court for the District of New Jersey (Camden Vicinage).

e.    The terms of the Agreement contained herein are contractual, and not mere recitals.

f.    The Parties agree that if it becomes necessary to construct or interpret the language of this Agreement for any purpose, this Agreement shall be deemed to have been drafted jointly and equally by the Parties and that no party shall be deemed to have been the drafter. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

g.    All payments (or transfers of property) to Employee will be subject to tax withholding to the extent required by applicable law.

h.     The payments and benefits provided pursuant to this Agreement are intended to be exempt from Code Section 409A (to the extent applicable), either as a “separation pay plan” under Section 409A or otherwise. Notwithstanding anything herein to the contrary or otherwise, no portion of the benefits or payments to be made under paragraph 3 hereof will be payable until Employee has a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

i.    Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to Employee does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

IN WITNESS WHEREOF, Employee, acknowledging that he/she is acting of his/her own free will and that he/she has had the opportunity to seek the advice of counsel with respect hereto, and the authorized representative of the Company, have executed this Agreement as of the respective day and year written below.

Executive                        MModal MQ Inc.

/s/ Kevin M. Piltz                    By: /s/ William Donovan
Kevin M. Piltz                        Name:         William Donovan
Date: March 21, 2012                    Title:     Sr. Vice President, Human Resources
Date:     March 22, 2012

EXHIBIT A
RELEASE AND NON-DISPARAGEMENT AGREEMENT
THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, ____ by and between Kevin Piltz (the “Executive”) and MModal MQ Inc. (the “Company”).
WHEREAS, the Executive’s employment as an employee of the Company has terminated; and
WHEREAS, pursuant to Paragraph 3 of the Separation and Release Agreement by and between the Company and the Executive dated __ ___, 2012 (the “Separation Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.    Consideration. The Executive acknowledges that: (i) the payments, rights and benefits set forth in Paragraph 3 of the Separation Agreement constitute full settlement of all his rights under the Separation Agreement and the Employment Letter Agreement by an between the Company and Executive dated May 18, 2009 (the “Employment Letter Agreement”), (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in the Separation Agreement and this Release, the Company and its affiliates do not and will not have any other liability or obligation to the Executive. The Executive acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Paragraph 3of the Separation Agreement would not otherwise be due to him.
2.    Release and Covenant Not to Sue. In consideration of the Company's payment obligations set forth in Paragraph 3 of the Separation Agreement, Executive, on his own behalf and together with his heirs, assigns, executors, agents and representatives, hereby generally waives, releases and discharges the Company, its parent companies, subsidiaries, affiliates, shareholders, predecessors and assigns, and each and every of their officers, directors, shareholders, employees and agents and the heirs and executors of same (each in their respective capacity as such and individually) (hereinafter, collectively, “Releasees”) from any and all Claims which Executive ever had or now has against each or any of the Releasees, including, without limitation, any Claims related to Executive’s employment or separation from employment.
a.    This Release specifically includes, without limitation, any and all Claims for: (i) wages and benefits (including without limitation salary, stock, stock options, commissions, royalties, license fees, health and welfare benefits, paid time off, vacation pay, personal time and bonuses); (ii) wrongful discharge and breach of contract (whether express or implied), and implied covenants of good faith and fair dealing; (iii) alleged retaliation and employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability, handicap and/or other protected status, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including, but not limited to, Claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000 et seq.), the Civil Rights Act of 1866 (42 U.S.C. 1981), the Americans with Disabilities Act (42 U.S.C. 12101 et seq.), and any similar act under applicable state laws; (iv) under any federal or state statute relating to employment and/or employee benefits or pensions; (v) in tort (including, but not limited to, any Claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress and negligence); (vi) attorney's fees and costs; and (vii) age discrimination or other Claims under the Age Discrimination in Employment Act, as amended (29 U.S.C. 621 et seq.) (the “ADEA”), the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, as amended (29 U.S.C. 701 et seq.) or any similar act under applicable state laws, rules and regulations; provided, however, that the above release and waiver of Claims shall not apply to any rights or Claims that are non-waivable as a matter of law.

b.    Executive represents, warrants and covenants that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims against any Releasee or any portion thereof or interest therein.
c.    Executive acknowledges and agrees that, should any governmental agency or other third party pursue any actions or Claims on Executive’s behalf, Executive waives any and all rights to recovery or monetary award from such actions or proceedings, except to the extent, if any, that such waiver is prohibited by law.
d.    Executive understands that this Release extends to all Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, matured or unmatured, and that this constitutes an essential term of this Release.
e.    Executive understands and acknowledges the significance and consequence of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, demands, obligations, and causes of action, if any, as well as those relating to any other Claims, demands, obligations or causes of action referred to in Section 2of this Release.
f.    It is further understood and agreed that neither the execution of the Separation Agreement and this Release by the Company, nor the terms of the Separation Agreement and this Release, constitute an admission by the Company or Executive of liability with respect to any possible Claim which was or could have been made by Executive or Company. In addition, Executive shall hereinafter disclose or reveal any allegations of Claims made against the Company or any Releasee prior to the date hereof.
3.    Non-Disparagement. The Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. The Company’s directors and officers will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Executive.
4.    Rescission Right. This Release has been presented to Executive on __________. Executive understands that the release of Claims being given, as set forth in Section 3 of this Release, includes a release of Claims arising under the ADEA and is in exchange for consideration of value to which the Executive would not otherwise have been entitled. Executive understands and represents that Executive has been given a period of twenty-one (21) days to review and consider this Release. By Executive’s signature below, Executive represents that he has read this Release and understands its meaning and application and that he has been advised to consult an attorney as to the terms of this Release. Executive further represents that he understands that he may accept and return the Release to the Company prior to the expiration of this twenty-one (21) day review period, and, if he chooses to do so, he warrants that he used as much of the twenty-one (21) day review period as he required and returned the Release knowingly and voluntarily and without any pressure or coercion on the part of the Company or any of its representatives. Executive has the right to revoke this Release at any time within seven (7) calendar dasy after Executive has executed it. Notice of revocation must be communicated in writing and received prior to the end of the seven (7) day period by:
Bill Donovan
SVP Human Resources
MModal Inc.
9009 Carothers Parkway, Suite C-2
Franklin, TN 37067

5.    Challenge. If the Executive violates paragraph 13 of the Separation Agreement or this Release, no further payments, rights or benefits under paragraph 3 of the Separation Agreement will be due to the Executive.
6.    Miscellaneous.
a.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.
b.    Successors and Assigns. This Release shall inure to the benefit of and be binding upon (i) the Company, its parents, subsidiaries and affiliates and (ii) the Executive, and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
c.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
d.    Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
e.    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of New Jersey, without regard to the application of the principles of conflicts of laws.
f.    Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case on the date first above written.
MMODAL MQ INC.

By:
Name & Title:
Date:
KEVIN PILTZ

Date: